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                                                                 Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement (No. 33-91088, 333-24921, 333-84397 and 333-61314) on Form S-8 of Gardner Denver,
Inc. of our report dated February 3, 2003, with respect to the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of the Company.

Our report refers to a change in accounting for goodwill and other intangible assets.


/s/ KPMG LLP


St. Louis, Missouri
March 26, 2003